Exhibit 99.2

Investor Relations Contact:	Fred Minturn, CFO, fminturn@msxi.com (248) 829-6263
MSX INTERNATIONAL ANNOUNCES PLANS TO OFFER $200,000,000 OF SENIOR SECURED NOTES
     WARREN, MI, March 9, 2007 — MSX International, Inc., a global outsourcer of business services, engineering, and human capital services to the automotive industry, today announced that it plans to offer $200,000,000 principal amount of senior secured notes due 2012. The notes are expected to be issued as units by certain of its subsidiaries in France, Germany and the United Kingdom in a private placement and resold by the initial purchaser to qualified institutional buyers under Rule 144A and Regulation S under the Securities Act of 1933. The notes are expected to be guaranteed on a senior secured basis by the Company and each of its existing and future domestic subsidiaries, by each issuer and by certain subsidiaries in the United Kingdom. The offering will be subject to market and other conditions. MSX International intends to use the net proceeds of the offering to repay certain existing indebtedness.
     The underlying notes and related guarantees will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
     This announcement is for informational purposes only and shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of the notes or related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.
About MSXI
     MSX International, Inc., headquartered in Warren, Michigan, is an outsourcer of business services, engineering, and human capital services to the automotive industry. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International, Inc. has over 3,600 employees in eighteen countries. Visit our Web site at http://www.msxi.com.
Safe Harbor Statement
     Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such

forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International, Inc. disclaims any intent or obligation to update such statements.
     Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness and future liquidity; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission.